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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM 12b-25

                                               Commission File Number 000-28761

                          NOTIFICATION OF LATE FILING


(Check One): |_| Form 10-KSB  |_| Form 11-K  |_|Form 20-F   |X|Form 10-QSB
             |_|Form N-SAR    |_|  Form N-CSR

     For Period Ended:      Fiscal Quarter Ended January 31, 2004
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|_|  Transition Report on Form 10-K       |_|  Transition Report on Form 10-Q
|_|  Transition Report on Form 20-F       |_|  Transition Report on Form N-SAR
|_|  Transition Report on Form 11-K

     For the Transition Period Ended:
                                      -----------------------------------------

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of Registrant                   JAG Media Holdings, Inc.
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Former name if applicable
                         ------------------------------------------------------

Address of principal executive
  office (Street and Number)            6865 SW 18th Street, Suite B13
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City, state and zip code                Boca Raton,  Florida      33433
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                                     PART II
                             RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

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       | (a)      The reasons described in reasonable detail in Part III of this
       |          form could not be eliminated without unreasonable effort or
       |          expense;
       |
|X|    | (b)      The subject annual report, semi-annual report, transition
       |          report on Form 10-KSB, 20-F, 11-K, Form N-SAR or Form N-CSR,
       |          or portion thereof will be filed on or before the 15th
       |          calendar day following the prescribed due date; or the subject
       |          quarterly report or transition report on Form 10-QSB or
       |          portion thereof will be filed on or before the fifth calendar
       |          day following the prescribed due date; and
       |
       | (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-QSB, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

Records and documentation necessary for completion of the narrative and financial statements for the report were not available in time to complete the Form 10-QSB of the Registrant for the period ending January 31, 2004. The Registrant will file such report on or before March 22, 2004.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

  Thomas J. Mazzarisi                561                       393-0605
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      (Name)                      (Area Code)             (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           |X|  Yes      |_| No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           |_|Yes        |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            JAG Media Holdings, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date          March 16, 2004              By  /s/ Thomas J. Mazzarisi
     -------------------------------          -----------------------
                                               Name: Thomas J. Mazzarisi
                                               Title: Executive Vice President